Exhibit 99.1

FOR IMMEDIATE RELEASE
April 17, 2019

FOR ADDITIONAL INFORMATION, PLEASE CONTACT JEAN R. HALE, CHAIRMAN, PRESIDENT, AND C.E.O., COMMUNITY TRUST BANCORP, INC. AT (606) 437-3294

Pikeville, Kentucky:

COMMUNITY TRUST BANCORP, INC. REPORTS EARNINGS FOR THE FIRST QUARTER 2019

Earnings Summary
(in thousands except per share data)	1Q 2019	4Q 2018	1Q 2018
Net income	$14,939	$15,709	$15,814
Earnings per share	$0.84	$0.89	$0.89
Earnings per share - diluted	$0.84	$0.89	$0.89

Return on average assets	1.42%	1.48%	1.55%
Return on average equity	10.58%	11.16%	12.00%
Efficiency ratio	60.57%	58.04%	59.24%
Tangible common equity	12.05%	12.06%	11.43%

Dividends declared per share	$0.36	$0.36	$0.33
Book value per share	$32.50	$31.81	$30.33

Weighted average shares	17,712	17,696	17,671
Weighted average shares - diluted	17,723	17,714	17,687

Community Trust Bancorp, Inc. (NASDAQ-CTBI) reports earnings for the first quarter 2019 of $14.9 million, or $0.84 per basic share, compared to $15.7 million, or $0.89 per basic share, earned during the fourth quarter 2018 and $15.8 million, or $0.89 per basic share, earned during the first quarter 2018.

1st Quarter 2019 Highlights

●	Net interest income for the quarter of $36.0 million was a decrease of $0.3 million, or 0.8%, from fourth quarter 2018 but an increase of $1.4 million, or 4.0%, from prior year first quarter.

●
Provision for loan losses for the quarter ended March 31, 2019 decreased $1.6 million from prior quarter and $0.8 million from prior year same quarter with improvement in charge-offs and credit metrics combined with a decline in loan volume during the quarter.

●	Our loan portfolio decreased $18.9 million, an annualized 2.4%, during the quarter but increased $71.5 million, or 2.3%, from March 31, 2018.

●
Net loan charge-offs for the quarter ended March 31, 2019 were $1.1 million, or 0.14% of average loans annualized, compared to $1.6 million, or 0.20%, experienced for the fourth quarter 2018 and $1.9 million, or 0.25%, for the first quarter 2018.

●
Nonperforming loans at $25.4 million increased $3.3 million from December 31, 2018 but decreased $0.6 million from March 31, 2018.  Nonperforming assets at $50.4 million increased $1.0 million from December 31, 2018 but decreased $7.7 million from March 31, 2018.

●	Deposits, including repurchase agreements, increased $81.9 million, an annualized 9.4%, during the quarter and $56.1 million, or 1.6%, from March 31, 2018.

●
Noninterest income for the quarter ended March 31, 2019 of $12.2 million was relatively flat to prior quarter, but a decrease of $1.1 million, or 8.6%, from prior year same quarter.  The decrease in noninterest income from prior year was primarily the result of $1.2 million in death benefits received on bank owned life insurance in the first quarter 2018.

●
Noninterest expense for the quarter ended March 31, 2019 of $29.1 million increased $0.9 million, or 3.2%, from prior quarter, and $0.4 million, or 1.4%, from prior year same quarter.  The increase in noninterest expense was primarily due to increased personnel expense.

●
In March 2019, Kentucky enacted legislation requiring financial institutions to transition from a bank franchise tax to the Kentucky corporate income tax beginning in 2021.  As a result, we booked a one time charge of $1.0 million, or $0.06 per basic share, to income tax expense to recognize our Kentucky deferred tax liability at March 31, 2019.  While this liability will be adjusted periodically, we do not anticipate any further adjustments to have a significant impact to income.

Net Interest Income

Net interest income for the quarter of $36.0 million was a decrease of $0.3 million, or 0.8%, from fourth quarter 2018 but an increase of $1.4 million, or 4.0%, from prior year first quarter.  Our net interest margin at 3.70% was an increase of 2 basis points from prior quarter and 5 basis points from prior year same quarter, while our average earning assets increased $29.4 million and $96.2 million, respectively, during those same periods.  Our yield on average earning assets increased 13 basis points from prior quarter and 43 basis points from prior year same quarter, and our cost of funds increased 16 basis points from prior quarter and 56 basis points from prior year same quarter.  Our ratio of average loans to deposits, including repurchase agreements, was 89.9% for the quarter ended March 31, 2019 compared to 89.8% for the quarter ended December 31, 2018 and 88.6% for the quarter ended March 31, 2018.

Noninterest Income

Noninterest income for the quarter ended March 31, 2019 of $12.2 million was relatively flat to prior quarter, but a decrease of $1.1 million, or 8.6%, from prior year same quarter.  The decrease in noninterest income from prior year was primarily the result of $1.2 million in death benefits received on bank owned life insurance in the first quarter 2018.  Noninterest income for the quarter was also impacted by decreased deposit service charges ($0.1 million), trust revenue ($0.4 million), and loan related fees ($0.6 million) year over year, offset by a positive variance in securities gains of $0.6 million and miscellaneous income of $0.5 million resulting from an adjustment of a mortgage servicing account held by a third party.  The decrease in loan related fees was the result of a decline in the fair value of our mortgage servicing rights.

Noninterest Expense

Noninterest expense for the quarter ended March 31, 2019 of $29.1 million increased $0.9 million, or 3.2%, from prior quarter, and $0.4 million, or 1.4%, from prior year same quarter.  The increase in noninterest expense was primarily due to increased personnel expense.  The $0.7 million quarter over quarter increase in personnel expense included increases in salaries ($0.3 million), bonuses ($0.5 million), and related taxes ($0.2 million), partially offset by a decrease in the cost of group medical and life insurance ($0.3 million).  The $0.3 million prior year same quarter variance in personnel expense was primarily due to increased salaries ($0.5 million) and other employee benefits ($0.1 million), offset by a $0.4 million decrease in the cost of group medical and life insurance.

Balance Sheet Review

CTBI’s total assets at $4.3 billion increased $111.7 million, or 10.8% annualized, from December 31, 2018 and $117.6 million, or 2.8%, from March 31, 2018.  Loans outstanding at March 31, 2019 were $3.2 billion, a decrease of $18.9 million, an annualized 2.4%, from December 31, 2018 but an increase of $71.5 million, or 2.3%, from March 31, 2018.  We experienced an increase during the quarter of $2.8 million in the commercial loan portfolio, offset by decreases of $15.7 million in the indirect loan portfolio, $3.6 million in the residential loan portfolio, and $2.4 million in the consumer loan portfolio.  CTBI’s investment portfolio increased $5.9 million, or an annualized 4.0%, from December 31, 2018 but decreased $4.1 million, or 0.7%, from March 31, 2018.  Deposits in other banks increased $121.9 million from prior quarter and $43.8 million from prior year same quarter, as the yield earned was favorable to other investment alternatives.  Deposits, including repurchase agreements, at $3.6 billion increased $81.9 million, or an annualized 9.4%, from December 31, 2018 and $56.1 million, or 1.6%, from March 31, 2018.

Shareholders’ equity at March 31, 2019 was $577.4 million, a 9.5% annualized increase from the $564.1 million at December 31, 2018 and a 7.4% increase from the $537.5 million at March 31, 2018.  CTBI’s annualized dividend yield to shareholders as of March 31, 2019 was 3.51%.

Asset Quality

CTBI’s total nonperforming loans, not including performing troubled debt restructurings, were $25.4 million, or 0.80% of total loans, at March 31, 2019 compared to $22.1 million, or 0.69% of total loans, at December 31, 2018 and $25.9 million, or 0.83% of total loans, at March 31, 2018.  Accruing loans 90+ days past due increased $2.8 million from prior quarter and $4.0 million from March 31, 2018.  The increase in accruing loans 90+ days past due is primarily attributable to two commercial credit relationships which are income-producing, well-collateralized, and in the process of collection.  Nonaccrual loans increased $0.5 million during the quarter but decreased $4.5 million from December 31, 2018.  Accruing loans 30-89 days past due at $21.8 million was a decrease of $0.9 million from prior quarter but an increase of $4.9 million from March 31, 2018.  Our loan portfolio management processes focus on the immediate identification, management, and resolution of problem loans to maximize recovery and minimize loss.  Impaired loans, loans not expected to meet contractual principal and interest payments other than insignificant delays, at March 31, 2019 totaled $50.4 million, compared to $46.4 million at December 31, 2018 and $48.2 million at March 31, 2018.

Our level of foreclosed properties at $25.0 million at March 31, 2019 was a $2.3 million decrease from the $27.3 million at December 31, 2018 and a $7.0 million decrease from the $32.0 million at March 31, 2018.  Sales of foreclosed properties for the quarter ended March 31, 2019 totaled $2.7 million while new foreclosed properties totaled $0.9 million.  At March 31, 2019, the book value of properties under contracts to sell was $3.0 million; however, the closings had not occurred at quarter-end.  Write-downs on foreclosed properties for the first quarter 2019 totaled $0.4 million compared to $0.5 million in the fourth quarter 2018 and $0.5 million in the first quarter 2018.  As disclosed in our Form 10-K for the year ended December 31, 2018, CTBI is required to dispose of any foreclosed property that has not been sold within 10 years.  As of December 31, 2018, foreclosed property with a total book value of $2.4 million had been held by us for at least nine years.  During the first quarter 2019, $1.0 million of this total was disposed of with a gain of $0.1 million.  At March 31, 2019, foreclosed property with a total book value of $1.3 million had been held by us for at least nine years.

Net loan charge-offs for the quarter ended March 31, 2019 were $1.1 million, or 0.14% of average loans annualized, compared to $1.6 million, or 0.20%, experienced for the fourth quarter 2018 and $1.9 million, or 0.25%, for the first quarter 2018.  Of the net charge-offs for the quarter, $0.2 million were in commercial loans, $0.7 million were in indirect auto loans, $0.1 million were in residential loans, and $0.1 million were in consumer direct loans.  Allocations to loan loss reserves were $0.2 million for the quarter ended March 31, 2019 compared to $1.7 million for the quarter ended December 31, 2018 and $0.9 million for the quarter ended March 31, 2018.  Our reserve coverage (allowance for loan and lease loss reserve to nonperforming loans) at March 31, 2019 was 137.8% compared to 162.7% at December 31, 2018 and 135.6% at March 31, 2018.  Our loan loss reserve as a percentage of total loans outstanding at March 31, 2019 was 1.10%, down from the 1.12% at December 31, 2018 and 1.13% at March 31, 2018.  The decrease in our provision for loan losses was driven by the improvement in our twelve quarter performance metrics used in determining the allowance for loan losses, along with the 14 basis points in annualized net charge-offs for the quarter.  The twelve quarter performance metrics that have contributed to the majority of the reduction in required reserves include:  (1) historical losses, (2) delinquency trends, and (3) interest rate risks associated with rising interest rates.

Forward-Looking Statements

Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Community Trust Bancorp, Inc.’s (“CTBI”) actual results may differ materially from those included in the forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.” These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions, portfolio growth, the credit performance of the portfolios, including bankruptcies, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, changes in laws and regulations, competition, and demographic changes on target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; and the resolution of legal  proceedings and related matters.  In addition, the banking industry in general is subject to various monetary, operational, and fiscal policies and regulations, which include, but are not limited to, those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Consumer Financial Protection Bureau, and state regulators, whose policies and regulations could affect CTBI’s results.  These statements are representative only on the date hereof, and CTBI undertakes no obligation to update any forward-looking statements made.

Community Trust Bancorp, Inc., with assets of $4.3 billion, is headquartered in Pikeville, Kentucky and has 69 banking locations across eastern, northeastern, central, and south central Kentucky, six banking locations in southern West Virginia, four banking locations in northeastern Tennessee, four trust offices across Kentucky, and one trust office in Tennessee.

Additional information follows.

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2019
(in thousands except per share data and # of employees)

	Three	Three	Three
	Months	Months	Months
	Ended	Ended	Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Interest income	$45,889	$45,238	$40,580
Interest expense	9,906	8,958	5,989
Net interest income	35,983	36,280	34,591
Loan loss provision	190	1,749	946

Gains on sales of loans	330	386	279
Deposit service charges	6,120	6,602	6,221
Trust revenue	2,575	2,663	2,958
Loan related fees	573	644	1,144
Securities gains (losses)	356	203	(288)
Other noninterest income	2,216	1,741	2,996
Total noninterest income	12,170	12,239	13,310

Personnel expense	15,959	15,257	15,619
Occupancy and equipment	2,790	2,698	2,833
Data processing expense	1,763	1,715	1,636
FDIC insurance premiums	177	264	314
Other noninterest expense	8,394	8,238	8,279
Total noninterest expense	29,083	28,172	28,681

Net income before taxes	18,880	18,598	18,274
Income taxes	3,941	2,889	2,460
Net income	$14,939	$15,709	$15,814

Memo: TEQ interest income	$46,109	$45,462	$40,804

Average shares outstanding	17,712	17,696	17,671
Diluted average shares outstanding	17,723	17,714	17,687
Basic earnings per share	$0.84	$0.89	$0.89
Diluted earnings per share	$0.84	$0.89	$0.89
Dividends per share	$0.36	$0.36	$0.33

Average balances:
Loans	$3,195,348	$3,191,980	$3,111,142
Earning assets	3,966,483	3,937,106	3,870,242
Total assets	4,252,544	4,217,158	4,144,131
Deposits, including repurchase agreements	3,555,931	3,555,292	3,511,286
Interest bearing liabilities	2,813,957	2,794,216	2,782,455
Shareholders' equity	572,555	558,632	534,278

Performance ratios:
Return on average assets	1.42%	1.48%	1.55%
Return on average equity	10.58%	11.16%	12.00%
Yield on average earning assets (tax equivalent)	4.71%	4.58%	4.28%
Cost of interest bearing funds (tax equivalent)	1.43%	1.27%	0.87%
Net interest margin (tax equivalent)	3.70%	3.68%	3.65%
Efficiency ratio (tax equivalent)	60.57%	58.04%	59.24%

Loan charge-offs	$2,055	$2,667	$2,977
Recoveries	(961)	(1,035)	(1,069)
Net charge-offs	$1,094	$1,632	$1,908

Market Price:
High	$43.75	$46.86	$50.70
Low	$38.03	$35.70	$43.00
Close	$41.06	$39.61	$45.20

Community Trust Bancorp, Inc.
Financial Summary (Unaudited)
March 31, 2019
(in thousands except per share data and # of employees)

	As of	As of	As of
	March 31, 2019	December 31, 2018	March 31, 2018
Assets:
Loans	$3,189,732	$3,208,638	$3,118,241
Loan loss reserve	(35,004)	(35,908)	(35,189)
Net loans	3,154,728	3,172,730	3,083,052
Loans held for sale	13,649	2,461	1,145
Securities AFS	599,299	593,746	604,890
Securities HTM	619	649	659
Equity securities at fair value	1,528	1,173	-
Other equity investments	17,148	19,600	22,814
Other earning assets	207,876	82,585	159,608
Cash and due from banks	49,302	64,632	44,792
Premises and equipment	44,554	45,291	45,860
Right of use asset	15,128	-	-
Goodwill and core deposit intangible	65,490	65,490	65,490
Other assets	143,972	153,259	167,427
Total Assets	$4,313,293	$4,201,616	$4,195,737

Liabilities and Equity:
NOW accounts	$51,656	$56,964	$55,034
Savings deposits	1,366,093	1,294,037	1,131,371
CD's >=$100,000	578,043	598,125	705,978
Other time deposits	545,315	553,508	601,942
Total interest bearing deposits	2,541,107	2,502,634	2,494,325
Noninterest bearing deposits	841,996	803,316	825,345
Total deposits	3,383,103	3,305,950	3,319,670
Repurchase agreements	237,506	232,712	244,822
Other interest bearing liabilities	61,572	60,957	67,241
Lease liability	15,743	-	-
Other noninterest bearing liabilities	37,990	37,847	26,516
Total liabilities	3,735,914	3,637,466	3,658,248
Shareholders' equity	577,379	564,150	537,489
Total Liabilities and Equity	$4,313,293	$4,201,616	$4,195,737

Ending shares outstanding	17,768	17,733	17,721
Memo: Market value of HTM securities	$619	$649	$660

30 - 89 days past due loans	$21,792	$22,682	$16,914
90 days past due loans	13,016	10,198	9,027
Nonaccrual loans	12,378	11,867	16,923
Restructured loans (excluding 90 days past due and nonaccrual)	57,553	56,328	56,119
Foreclosed properties	24,970	27,273	32,004
Other repossessed assets		42	118

Common equity Tier 1 capital	16.52%	16.27%	15.73%
Tier 1 leverage ratio	13.62%	13.51%	13.14%
Tier 1 risk-based capital ratio	18.37%	18.12%	17.62%
Total risk based capital ratio	19.51%	19.29%	18.78%
Tangible equity to tangible assets ratio	12.05%	12.06%	11.43%
FTE employees	988	978	986